UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 04, 2011

CHINA NATURAL GAS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-31539	98-0231607
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19th Floor, Building B, Van Metropolis 35 Tang Yan Road, Hi-Tech Zone Xian, Shaanxi Province, China	710065
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (86) 29-8832-3325

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 4, 2011, the Board of Directors of China Natural Gas, Inc. (the “Company”) appointed Mr. Shuwen Kang as the Company’s Chief Executive Officer. On the same date, Mr. Qinan Ji resigned as Chief Executive Officer of the Company at the request of the Board of Directors.  There was no disagreement between the Company and Mr. Ji at the time of Mr. Ji’s resignation as the Company’s Chief Executive Officer.  Mr. Ji will continue in his position as Chairman of the Company’s Board and his compensation will not change from what was previously disclosed.

Mr. Kang is 62 years old.  Most recently from 2011, Mr. Kang has been vice president of Xi’an Xilan Natural Gas Co., Ltd. (“Xi’an Xilan”), the variable interest entity of one of the Company’s major subsidiaries, and is in charge of Xi’an Xilan’s business operations.  From 2006 to 2010, Mr. Kang served as senior counsel to Xi’an Xilan, responsible for making strategic and business development plans for the Company.  Mr. Kang has extensive experience in the operations and management of the Company and in the natural gas industry in general.

Mr. Kang holds an associate degree in Party and Government Management from the Party School of the Shaanxi Provincial Committee of the Communist Party of China.

To the extent that any information called for in this Item 5.02 is not determined or is unavailable at the time of this filing, the registrant will file an amendment to this filing containing such information within four business days after the information is determined or becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 12, 2011

CHINA NATURAL GAS, INC.

By:	/s/Bode Xu
Name:	Bode Xu
Title:	Chief Financial Officer